SECURITIES SUBSCRIPTION AGREEMENT
                        ---------------------------------

         THIS SECURITIES SUBSCRIPTION AGREEMENT, dated as of September 16, 1999 ("AGREEMENT"), is executed in reliance upon the exemption from registration afforded by Rule 504 promulgated under Regulation D by the Securities and Exchange Commission (`SEC"), under the Securities Act of 1933, as amended. Capitalized terms used herein and not defined shall have the meanings given to them in Rule 504 and Regulation D.

         This Agreement has been executed by the undersigned buyer ("BUYER") in connection with the private placement of 8% Series A Senior Subordinated Convertible Debentures of Pacific Sands, Inc. a corporation organized under the laws of Nevada, with its principal executive offices located at 601 W. Shaw, Suite D, Clovis California 93612 ("SELLER"). Buyer hereby represents and warrants to, and agrees with Seller:

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(b) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE "1933 ACT"), AND RULE 504 OF REGULATION D PROMULGATED THEREUNDER.

         1. AGREEMENT TO SUBSCRIBE; PURCHASE PRICE.

         (a) SUBSCRIPTION. The undersigned buyer hereby subscribes for and agrees to purchase the Seller's 8% Series A Senior Subordinated Convertible Redeemable Debenture substantially in the form of the Debenture attached as exhibit A hereto and having an aggregate original principal face amount of three hundred thousand United States Dollars (U.S.$300,000) (singly, a "DEBENTURE," and collectively, the "DEBENTURES"), at an aggregate purchase price of 100% of the face amount of such Debentures as set forth in subsection (b) herein.

         (b) PAYMENT. The Purchase Price for the Debenture shall be three hundred thousand United States Dollars (U.S. $300,000) ("PURCHASE PRICE"), which shall be payable at closing, pursuant to paragraph c herein, in accordance with the terms and conditions of an Escrow Agreement which shall be executed simultaneously with this Agreement ("ESCROW AGREEMENT").

         (c) CLOSING. Subject to the satisfaction of the conditions set forth in Sections 7 and 8 hereof, the Closing of the transactions contemplated by this Agreement shall take place when (i) Seller delivers the Debentures to the Escrow Agent, as defined in an Escrow Agreement among


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Buyer, Seller and the Escrow Agent of even date, (ii) Seller delivers the signed
Escrow Agreement and accompanying documents, and (iii) Buyer pays $100,000 towards the Purchase Price for the Debentures ("CLOSING DATE").

         2. Buyer Representations and Covenants;
            Access to Information
            ---------------------

         In connection with the purchase and sale of the Debentures, Buyer represents and warrants to, and covenants and agrees with Seller as follows:

         (a) Buyer is not, and on the closing date will not be, an affiliate of Seller;

         (b) Buyer is a Colorado limited liability company, in good standing, and is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the 1933 Act, and is purchasing the Debentures for its own account and Buyer is qualified to purchase the Shares under the laws of the State of Colorado;

         (c) All offers and sales of any of the Debentures by Buyer shall be made in compliance with any applicable securities laws of any applicable jurisdiction and in accordance with Rule 504, as applicable, of Regulation D or pursuant to registration of securities under the 1933 Act or pursuant to an exemption from registration;

         (d) Buyer understands that the Debentures are not registered under the 1933 Act and are being offered and sold to it in reliance on specific exemptions from the registration requirements of Federal and State securities laws, and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the applicability of such exemptions and the suitability of Buyer and any purchaser from Buyer to acquire the Debentures;

         (e) Buyer shall comply with Rule 504 promulgated under Regulation D;

         (f) Buyer has the full right, power and authority to enter into this Agreement and to consummate the transaction contemplated herein. This Agreement has been duly authorized, validly executed and delivered on behalf of Buyer and is a valid and binding agreement in accordance with its terms, subject to general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally;

         (g) The execution and delivery of this Agreement and the consummation of the purchase of the Debentures and the transactions contemplated by this Agreement do not and will not conflict with or result in a breach by Buyer of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws (or similar constitutive documents) of Buyer or any indenture, mortgage, deed of trust, or other material agreement or instrument to which Buyer

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is a party or by which it or any of its properties or assets are bound, or any existing applicable law, rule or regulation of the United States or any State thereof or any applicable decree, judgment or order of any Federal or State court, Federal or State regulatory body, administrative agency or other United States governmental body having jurisdiction over buyer or any of its properties or assets;

         (h) All invitations, offers and sales of or in respect of, any of the Debentures, by Buyer and any distribution by Buyer of any documents relating to any invitation, offer or sale by it of any of the Debentures will be in compliance with applicable laws and regulations, will be made in such a manner that no prospectus need be filed and no other filing need be made by Seller with any regulatory authority or stock exchange in any country or any political sub-division of any country, and Buyer will make no misrepresentations nor omissions of material fact in the invitation, offer or resale of the Debentures;

         (i) The Buyer (or others for whom it is contracting hereunder) has been advised to consult its own legal and tax advisors with respect to applicable resale restrictions and applicable tax considerations and it (or others for whom it is contracting hereunder) is solely responsible (and the Seller is not in any way responsible) for compliance with applicable resale restrictions and applicable tax legislation;

         (j) Buyer understands that no Federal or State or foreign government agency has passed on or made any recommendation or endorsement of the Debentures;

         (k) Buyer has had an opportunity to receive and review all material information and financial data and to discuss with the officers of Seller, all matters relating to the Debentures, financial condition, operations and prospects of Seller and any questions raised by Buyer have been answered to Buyer's satisfaction.

         (l) Buyer acknowledges that the purchase of the Debentures involve a high degree of risk. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of purchasing the Debentures. Buyer understands that the Debentures are not being registered under the 1933 Act, or under any state securities laws, and therefore, Buyer must bear the economic risk of this investment for an indefinite period of time;

         (m) Buyer is not a "10-percent Shareholder" (as defined in Section 871(h)(3)(B) of the U.S. Internal Revenue Code) of Seller; and

         (n) Buyer acknowledges and agrees that the transactions contemplated by this Agreement have taken place solely and exclusively within the State of Colorado.


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

         3. SELLER REPRESENTATIONS AND COVENANTS.

         (a) Seller is a corporation duly organized and validly existing under the laws of the State of Nevada, and is in good standing under such laws. The Seller has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Seller is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so quality would not have a material adverse effect on the Seller.

         (b) There are 20,000,000 shares of Seller's common stock, no par value per share ("COMMON STOCK"), authorized and approximately 8,000,000 as of August 31, 1999 outstanding. The Common Stock is quoted on National Association of Securities Dealers OTC Electronic Bulletin Board under the symbol "PFSD". All issued and outstanding shares of Common Stock have been authorized and validly issued and are fully paid and non-assessable.

         (c) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Articles of incorporation, and any amendments thereto, By-Laws, Stockholders Agreements and any amendments thereto of the Seller or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law ordinance, rule or regulation applicable to the Seller, its properties or assets. There is no action, suit or proceeding pending, or to the knowledge of the Seller, threatened against the Seller, before any court or arbitrator or any government body, agency or official, which would have a material adverse affect on Seller's operations or financial condition.

         (d) The Seller is not subject to the reporting requirements of Sections 13 or 15(d) of the Securities and Exchange Act, is not an investment company or a developmental stage company that either has no specific business plan or purpose. The Shares when issued, will be issued in compliance with all applicable U.S. federal and state securities laws. The Seller understands and acknowledges that, in certain, circumstances, the issuance of the Shares could dilute the ownership interests of other stockholders of the Seller. The execution and delivery by the Seller of this Agreement and the issuance of the Debentures will not contravene or constitute a default under any provision of applicable law or regulation. The Seller is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties.

         (e) There is no fact known to the Seller that has not been publicly disclosed by the Seller or disclosed in writing to the Buyer which could reasonably be expected to have a material

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

adverse effect on the condition (financial or otherwise) or in the earnings, business affairs, properties or assets of the Seller, or could reasonably be expected to materially and adversely affect the ability of the Seller to perform its obligations pursuant to this Agreement. The information furnished by the Seller to Buyer for purposes of or in connection with this Agreement or any transaction contemplated hereby, does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

         (f) No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Seller is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Debentures or Common Stock, or the consummation of any other transaction contemplated hereby, except the filing with the SEC of Form D.

         (g) There is no action, proceeding or investigation pending, or to the Seller's knowledge, threatened, against the Seller which might result either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Seller. The Seller is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit proceeding or investigation by the Seller currently pending or which the Seller intends to initiate. The SEC has not issued any order suspending trading in the Seller's Common Stock and the Seller is not under investigation by the SEC or the National Association of Securities Dealers, and there are no proceedings pending or threatened before either regulatory body.

         (h) There are no other material outstanding debt or equity securities presently convertible into Common Stock other than the Debentures.

         (i) The Seller has not sold any securities within the 12 month period prior to this Agreement in reliance on any exemption under Section 3(b) of the 1933 Act, Regulation D or its rules or in violation of Section 5(a) of the 1933 Act except for offerings of securities which do not aggregate more than $300,000.

         (j) The issuance, sale and delivery of the Debentures have been duly authorized by all required corporate action on the part of the Seller, and when issued, sold and delivered in accordance with the terms hereof and thereof for the consideration expressed herein and therein, will be duly and validly issued, fully paid and non-assessable. The Common Stock issuable upon conversion of the Debenture has been duly and validly reserved for issuance and upon issuance in accordance with the terms of the Debentures, shall be duly and validly issued, fully paid, and non-assessable. There are no pre-emptive rights of any shareholder of Seller.

         (k) This Agreement has been duly authorized, validly executed and delivered on behalf of Seller and is a valid and binding agreement in accordance with its terms, subject to general

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principles of equity and to bankruptcy or other laws affecting the enforcement of creditors' rights generally. The Seller has all requisite right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Seller, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Debentures has been taken. Upon their issuance to the Buyer and delivery to the Escrow Agent, as defined in and pursuant to the Escrow Agreement, the Debentures will be validly issued and nonassessable, and will be free of any liens or encumbrances.

         (l) Setter acknowledges and agrees that the transactions contemplated by this the Agreement have taken place solely and exclusively within the State of Colorado.

         4. EXEMPTION; RELIANCE ON REPRESENTATIONS. Buyer understands that the offer and sale of the Securities are not being registered under the 1933 Act. Seller and Buyer are relying on the rules governing offers and sales made pursuant to Rule 504 promulgated under Regulation D. The offer and sale of the Shares are made solely within the State and jurisdiction of Colorado in reliance upon an exemption under Colorado law.

         5. TRANSFER AGENT INSTRUCTIONS.

         (a) DEBENTURES. Upon the conversion of the Debentures, the Buyer or holder shall give a notice of conversion to the Seller and the Seller shall instruct its transfer agent to issue one or more Certificates representing that number of shares of Common Stock into which the Debenture or Debentures are convertible in accordance with the provisions regarding conversion set forth in Exhibit A. The Seller shall act as Debenture Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture. There shall be no need for the Purchaser to surrender the original Debentures to the Seller until the Debentures have been paid by the Seller or converted into Common Stock, as the case may be.

         (b) COMMON STOCK TO BE ISSUED WITHOUT RESTRICTIVE LEGEND. Upon the conversion of any Debenture, Seller shall instruct Seller's transfer agent to issue Stock Certificates up to the total of the "Conversion Amount" (as defined in the Debenture) and any "Interest Shares" (as defined in the Debenture) without restrictive legend in the name of the Buyer (or its nominee) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Common Stock shall be immediately freely transferable on the books and records of Seller. Seller shall also instruct its attorney to issue and render any legal opinion which is required at any time by Seller's transfer agent to permit Seller's transfer agent to issue any and all Stock Certificates without a restrictive legend as required by this Agreement.

         6. REGISTRATION. If upon conversion of the Debentures effected by the Buyer pursuant to the terms of this Agreement or payment of interest pursuant to the Debenture the Seller fails to issue certificates for shares of Common Stock issuable upon such conversion ("UNDERLYING

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

SHARES") or the Interest Shares to the Buyer bearing no restrictive legend for any reason, then the Seller shall be requited, at the request of the Buyer and at the Seller's expense, to effect the registration of the Underlying Shares and/or Interest Shares issuable upon conversion of the Debentures and payment of interest under the Act and relevant Blue Sky laws as promptly as is practicable. The Seller and the Buyer shall cooperate in good faith in connection with the furnishings of information required for such registration and the taking of such other actions as may be legally or commercially necessary in order to effect such registration. The Seller shall file such a registration statement within 30 days of Buyer's demand and shall use its good faith diligent efforts to cause such registration statement to become effective as soon as practicable thereafter. Such good faith diligent efforts shall include, but not be limited to, promptly responding to all comments received from the staff of the SEC, providing Buyer's counsel with a contemporaneous copy of all written communications from and to the staff of the SEC with respect to such registration statement and promptly preparing and filing amendments to such registration statement which are responsive to the comments received from the staff of the SEC. Once declared effective by the SEC, the Seller shall cause such registration statement to remain effective until the earlier of (i) the sale by the Buyer of all Underlying Shares registered or (ii) 120 days after the effective date of such registration statement.

         7. DELIVERY INSTRUCTIONS. The Debentures being purchased hereunder, and the Purchase Price, shall be delivered to the Escrow Agent pursuant to the Escrow Agreement.

         8. CONDITIONS TO SELLER'S OBLIGATION TO SELL. Seller's obligation to sell the Debentures is conditioned upon:

         (a) The receipt and acceptance by Seller of this Agreement as executed by Buyer.

         (b) All of the representations and warranties of the Buyer contained in this Agreement shall be true and correct on the Closing Date with the same force and effect as if made on and as of the Closing Date. The Buyer shall have performed or complied with all agreements and satisfied all conditions on its part to be performed, complied with or satisfied at or prior to the Closing Date.

         (c) No order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act shall have been issued, and no proceedings for that purpose shall have been commenced or shall be pending or, to the knowledge of the Seller, be contemplated. No stop order suspending the sale of the Debentures or Common Stock shall have been issued, and no proceedings for that purpose shall have been commenced or shall be pending or, to the knowledge of the Seller, be contemplated.

         9. CONDITIONS TO BUYER'S OBLIGATION TO PURCHASE. Buyers obligation to purchase the Debentures is conditioned upon:


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


         (a) The confirmation of receipt and acceptance by Seller of this Agreement as evidenced by execution of this Agreement of the duly authorized officer of Seller.

         (b) Delivery of the Debentures and the Escrow Agreement to the Escrow Agent.

         (c) The receipt of an opinion from counsel for the Seller that the laws of the State of Colorado properly govern this transaction and that reliance on the exemption from registration under Colorado law relied upon by the Seller is proper in all respects.

         10. NO SHAREHOLDER APPROVAL AND NO DILUTION.

         (a) Seller hereby agrees that from the Closing Date until the issuance of Common Stock upon the conversion of the Debentures, Seller will not take any action which would require Seller to seek shareholder approval of such issuance unless such shareholder approval is required by law or regulatory body (including but not limited to the NASDAQ Stock Market, Inc.) as a result of the issuance of the Debentures or Common Stock hereunder.

         (b) Provided the Debentures, or any Seller Debentures from a series which predate the Debentures remain outstanding and unpaid, at if there is any portion of any such Debentures which have not been converted into the Seller's Common Stock, then the Seller shall not split nor reverse split the Common Stock, nor consolidate the outstanding number of shares of Common Stock into a small number of shares, nor otherwise take any action, directly or indirectly, which would have a material adverse effect on the value of the Debentures or the trading price of the Common Stock.

         11. MISCELLANEOUS.

         (a) This Agreement together with the Debentures and Escrow Agreement, constitutes the entire agreement between the parties, and neither party shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. Any previous agreement among the parties related to the transactions described herein is superseded hereby. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the restrictive successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

         {b) Buyer is an independent contractor and is not the agent of Seller. Buyer is not authorized to bind Seller or to make any representation or warranties on behalf of Seller.

         (c) All representations and warranties contained in this Agreement by Seller and Buyer shall survive the closing of the transactions contemplated by this Agreement.

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         (d) This Agreement shall be construed in accordance with the laws of
Colorado applicable to contacts made and whol1y to be performed within the State of Colorado and shall be binding upon the successors and assigns of each party hereto. Buyer and Seller hereby mutually waive trial by jury and consent to exclusive jurisdiction and venue in the courts of the State of Colorado. City of Denver. This Agreement may be executed in counterparts, and the facsimile transmission of an executed counterpart to this Agreement shall be effective as an original.

         (e) Seller agrees to indemnify and hold Buyer harmless from any and all claims, damages and liabilities arising from Seller's breach of its representations and/or covenants set forth herein.

         (f) Buyer agrees to indemnify and hold Seller harmless from any and all claims, damages and liabilities arising from Buyer's breach of its representations and warranties set forth in this Agreement.



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         IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

                                     Official Signatory of Seller:
                                     -----------------------------

                                     PACIFIC SANDS, INC.

                                     By: /s/ Wade A. Hanson
                                        -----------------------------
                                         Wade A. Hanson

Accepted this 16th day of September, 1999   Title: Chief Executive Officer


                                     Official Signatory of Buyer:
                                     ----------------------------

                                     BVH HOLDINGS, L.L.C.



                                     By:
                                         ----------------------------

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